 Exhibit 10

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT, dated as of September 25th, 2006 (the “Agreement”), is between

(1)	China World Trade Corporation, a Nevada corporation (“CWTD”);
(2)	Rainbow Wish Limited, a company organized and existing under the laws of the British Virgin Islands (“Rainbow Wish”);
(3)	CWT International Excursion Investment Limited., a company organized and existing under the laws of the British Virgin Islands (“CWT Excursion”); and
(4)	Chi Hung Tsang, the Chairman of CWTD and holder of sixty percent (60%) of the capital stock of CWT Excursion, and also a citizen and resident of the People’s Republic of China (“Tsang”).

WHEREAS, Rainbow Wish is a direct wholly owned subsidiary of CWTD.

WHEREAS, Rainbow Wish desires to acquire a 25% equity interest in CWT Excursion from Tsang through an issue by CWTD of shares of its restricted common stock having an agreed upon value in a transaction that is intended to qualify as a tax-free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1982, as amended.

WHEREAS, to facilitate the proposed exchange, CWT Excursion is willing to agree to the representations, warranties and indemnification provisions of this Agreement.

WHEREAS, CWT Excursion is the owner of 51% of the equity interest in a joint venture company known as Suzhou Tongli (International) Excursion Development Limited, which is a company organized and existing under the laws of the People’s Republic of China (“Suzhou Tongli”), and is in the business of operating tourist concessions in Tongli Town, Suzhou City, Jiangsu Province, People’s Republic of China.

WHEREAS, in furtherance of the exchange by CWTD of restricted common stock of CWTD for a 25% equity interest in CWT Excursion, CWTD intends to issue 9,000,000 shares of common stock (the "CWTD Shares") to Tsang in exchange for twenty-five (25) common shares in the aggregate of CWT Excursion (the “CWT Excursion Shares”);

WHEREAS, the fair market value of the CWTD Shares to be issued to Tsang, based on the closing bid price for the common stock of CWTD in the last five trading days, equals $0.712;

WHEREAS, Tsang also desires to grant Rainbow Wish an option to purchase an additional 35% of the capital stock of CWT Excursion within the next twelve months as hereinafter set forth;

WHEREAS, neither party is seeking tax counsel or legal or accounting opinions on whether the transaction qualifies for tax free treatment.

NOW, THEREFORE, the parties agree as follows:

Section 1. Exchange of Shares.

1.1
Issuance and Exchange of the CWTD Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined) CWTD will issue to Tsang the CWTD Shares, subject to the conditions in Section 5 hereof.

1.2
Exchange of the CWT Excursion Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing Tsang will transfer to Rainbow Wish the CWT Excursion Shares, subject to the conditions in Section 5 hereof.

1.3
Closing. The closing (the "Closing") of the exchange of shares shall take place at 12:00 Noon, local time on or before September 29, 2006, or as soon thereafter as practicable (the “Closing Date”) after:

(i)	The approval of the execution, delivery and performance of this Agreement by the Boards of Director of CWTD, Rainbow Wish and CWT Excursion.

(ii)	Compliance with any requirements by any commission or government agency applicable to the exchange of the shares.

The Closing shall occur at the offices of China World Trade Corporation in Guangzhou, People’s Republic of China, or at such other place as the parties shall agree. At the Closing, CWTD will deliver, or cause to be delivered, to Tsang, the share certificates for the CWTD Shares, and Tsang will deliver, or cause to be delivered, to Rainbow Wish the share certificates for the CWT Excursion Shares, including a stock certificate endorsed in blank with a stock power.

Section 2. Representations and Warranties of CWT Excursion and Tsang.

CWT Excursion and Tsang, jointly and severally, hereby represent and warrant to CWTD and Rainbow Wish, as follows:

2.1
Organization. CWT Excursion is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has the corporate power to own its properties and to conduct its business as presently conducted. Suzhou Tongli is a company duly organized and validly existing under the laws of the People’s Republic of China.

2.2
Authority. CWT Excursion has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. Subject to the approval of the Board of Directors of CWT Excursion, the execution, delivery and performance of this Agreement by CWT Excursion have been duly authorized and approved by all requisite corporate authority, and will not require any further authorization or consent of CWT Excursion or its shareholders. This Agreement constitutes the legal, valid and binding agreement of Tsang and CWT Excursion, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally, and subject to usual equity principles in the event that equitable remedies are sought.

2.3
No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the exchange of shares will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default or an event of default under: the Articles of Incorporation or By-laws of  CWT Excursion; any contractual restriction contained in any instrument, agreement or mortgage (which is, individually, or in the aggregate, material to the consolidated financial condition of CWT Excursion), to which CWT Excursion is a party or any of its properties is subject or by which CWT Excursion is bound; or any statute, other law or regulatory provision presently in effect and having applicability to it.

2.4
Ownership of Shares. Tsang has good and marketable title to the CWT Excursion Shares, free and clear of any lien, claim, encumbrance, option, right or other restriction of any kind, and, upon the Closing, Rainbow Wish shall have good and marketable title to the CWT Excursion Shares, free and clear of any lien, claim, encumbrance, option right or other restriction of any kind.

2.5	Distribution. Tsang is acquiring the CWTD Shares for his own own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof.

2.6	Regulation S Compliance.

(a)
Tsang is not a U.S. person and is not acquiring the shares of common stock of CWTD for the account or for the benefit of any U.S. person and is not a U.S. person who purchased the shares of common stock in a transaction that did not require registration under the Act.

(b)	Tsang agrees to resell such common stock only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

(c)	Tsang agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

(d)
Tsang consents to the certificate for the shares of common stock of  CWTD to contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration, and that hedging transactions involving the shares of common stock may not be conducted unless in compliance with the Act.

(e)
Tsang acknowledges that CWTD has agreed to refuse to register any transfer of the shares of common stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

2.7	CWT Excursion Share Percentage. The CWT Excursion Shares represent twenty-five percent (25%) of all of the issued and outstanding common shares of CWT Excursion.

2.8
Due Diligence Information. The due diligence information presented to CWTD by Tsang and CWT Excursion in connection with its due diligence investigation of CWT Excursion is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading

2.9
Financial Statements. CWT Excursion and Tsang have presented CWTD with financial statements of Suzhou Tongli (International) Excursion Development Limited for the period from its inception to the date hereof.Such financial statements have been prepared in accordance with generally accepted accounting principles in China, consistently applied, and fairly present the balance sheet and results of operations of Suzhou Tongli for the periods then presented.

2.10
Absence of Certain Changes or Events. Except as set forth in this Agreement, since the date of the most recent balance sheet of Suzhou Tongli included in the financial statements delivered pursuant to Section 2.9 hereof:

(a) There has not been: (i) any material adverse change in the business, operations, properties, level of inventory, assets, or condition of Suzhou Tongli, or (ii) any damage, destruction, or loss to Suzhou Tongli materially and adversely affecting the business, operations, properties, assets, or condition of Suzhou Tongli;

(b) Suzhou Tongli and CWT Excursion have not: (i) amended their organizational documents; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of their capital stock; (iii) waived any rights of value which in the aggregate are extraordinary and material considering the business of Suzhou Tongli; (iv) made any material change in their method of accounting; (v) entered into any other material transactions other than those contemplated by this Agreement; (vi) made any material accrual or material arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; or (vii) made any material increase in any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with their officers, directors, or employees;

(c) Suzhou Tongli and CWT Excursion have not (i) granted or agreed to grant any rights to purchase their registered capital; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of their material assets, properties, or rights, or agreed to cancel any material debts or claims; (v) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party if such amendment or termination is material, considering the business of Suzhou Tongli; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) To the best knowledge of CWT Excursion, neither CWT Excursion nor Suzhou Tongli have become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of either of them.

2.11
Title and Related Matters. Except as provided herein or disclosed in the most recent Suzhou Tongli financial statements and the notes thereto, Suzhou Tongli and CWT Excursion have good and marketable title to all of their properties, inventory, interests in properties, technology, whether patented or unpatented (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens, mortgages, loans or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of CWT Excursion, neither Suzhou Tongli’s nor CWT Excursion’s technology infringes on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of their businesses as now being conducted or as contemplated.

2.12
Litigation and Proceedings. There are no material actions, suits, or proceedings pending or, to the knowledge of CWT Excursion, threatened by or against Suzhou Tongli or CWT Excursion or adversely affecting either or them, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Neither Suzhou Tongli not CWT Excursion has any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

2.13
Material Contract Defaults. Suzhou Tongli and CWT Excursion are not in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or financial condition of either of them, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Suzhou Tongli or CWT Excursion has not taken adequate steps to prevent such a default from occurring.

2.14
No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement, or instrument to which either Suzhou Tongli or CWT Excursion is a party or to which any of their properties or operations are subject.

2.15
Government Authorizations. Suzhou Tongli and CWT Excursion have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the date of this Agreement. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by CWT Excursion of this Agreement and the consummation by CWT Excursion of the transactions contemplated hereby.

2.16
Compliance With Laws and Regulations. Suzhou Tongli and CWT Excursion have complied with all applicable statutes and regulations of any governmental entity or agency thereof having jurisdiction over them, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of either of them, or except to the extent that noncompliance would not result in the occurrence of any material liability for Suzhou Tongli or CWT Excursion. To the best knowledge of CWT Excursion, the consummation of this transaction will comply with all applicable statutes and regulations, subject to the preparation and filing of any forms required by state and federal U.S. securities laws, and the filing of any applications or approvals with governmental entities of the People’s Republic of China.

2.17	Subsidiaries. CWT Excursion beneficially owns 51% of the equity interest of Suzhou Tongli (International) Excursion Development Limited, and has no other subsidiaries.

            Section 3. Representations and Warranties of CWTD and Rainbow Wish.

            CWTD and Rainbow Wish, jointly and severally, hereby represent and warrant to Tsang, as follows:

3.1
Organization. CWTD and Rainbow Wish are, and will be on the Closing Date, corporations duly organized, validly existing, and in good standing under the laws of the State of Nevada and the British Virgin Islands, respectively, and have the corporate power and are and will be duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of their properties and assets and to carry on their business in all material respects as it is now being conducted, and there are no other jurisdictions in which they are not so qualified in which the character and location of the assets owned by them or the nature of the material business transacted by them requires qualification, except where failure to do so would not have a material adverse effect on their business, operations, properties, assets or condition of CWTD and Rainbow Wish, respectively. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of CWTD’s or Rainbow Wish’s organizational documents, or other material agreement to which they are a party or by which they are bound.

3.2
Approval of Agreement. CWTD and Rainbow Wish have full power, authority, and legal right and have taken, or will take, all action required by law, their organizational documents, or otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated. The board of directors of CWTD and Rainbow Wish have authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, subject to compliance with all laws existing under the Peoples’ Republic of China.

3.3
Capitalization. There were 34,065,923 issued and outstanding shares of common stock of CWTD as of June 30, 2006. All of the issued and outstanding common stock is validly issued, fully paid, and nonassessable and not issued in violation of any rights of any other person.

3.4
Financial Statements. (a) CWTD has previously delivered to Tsang copies of its financial statements and statements of account for the year ended December 31, 2005, together with interim financial statements for the periods ended March 31, 2006 and June 30, 2006, which have been prepared in accordance with U.S. generally accepted accounting principles consistently applied, including the notes thereto which contain all adjustments necessary to present fairly the results of operations and financial position for the periods indicated and as of the dates indicated.

Section 4. Further Agreements.

4.1
Further Assurances. Each party hereby agrees that it shall take or cause to be taken such other actions as may reasonably be required in order to consummate the transactions contemplated by this Agreement.

4.2
Governmental Approvals. Each party hereby agrees that it shall take all steps reasonably necessary to obtain the written consent or approval of each and every other governmental agency, if any, whose consent or approval shall be required in order to permit the consummation of the transactions contemplated by this Agreement.

4.4
Grant of Option. Tsang hereby grants Rainbow Wish the option to purchase an additional 35% of the capital stock of CWT Excursion within twelve months from the date hereof, at a price that will be agreed by both parties at the time of exercise of said option in a separate agreement.

            Section 5. Certain Conditions.

5.1	Conditions to Closing. The obligations of the parties to consummate the exchange of shares and the other transactions contemplated by this Agreement shall be subject to the following conditions.

(a)
Representations and Warranties. The representations and warranties of the parties shall be true and complete in all material respects when made, and shall be true and complete on and as of the Closing.

(b)	Board of Directors' Approvals. The Board of Directors of the parties, as required, shall have approved the transactions contemplated by this Agreement.

(c)	No Injunction. There shall not be in effect any order or injunction of any court of competent jurisdiction prohibiting the exchange of the shares.

            Section 6. Indemnification.

(a)
Indemnification by CWT Excursion and Tsang. CWT Excursion and Tsang, jointly and severally, will indemnify, defend, protect and hold harmless CWTD and Rainbow Wish and their officers, directors, employees, stockholders, agents, representatives and affiliates, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of CWT Excursion and Tsang set forth herein, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of CWT Excursion and Tsang under this Agreement.

(b)
Indemnification by CWTD and Rainbow Wish. CWTD and Rainbow Wish, jointly and severally, will indemnify, defend, protect and hold harmless CWT Excursion and Tsang, and their officers, directors, employees, stockholders, agents, representatives and affiliates, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by any of such indemnified persons as a result of or arising from (i) any breach of the representations and warranties of CWTD and Rainbow Wish set forth herein, or (ii) any breach or nonfulfillment of any covenant or agreement on the part of CWTD and Rainbow Wish under this Agreement.

         Section 6. Miscellaneous.

6.1
Termination. This Agreement may be terminated at any time prior to Closing by any party if Closing has not occurred on or prior to September 30, 2006. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party to any other party.

6.2	Survival. The representations, warranties and agreements in this Agreement shall survive the Closing.

6.3	Expenses. Each party will pay its own expenses regardless of whether the exchange of shares hereunder is consummated.

6.4	Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties.

6.5
Notices. Any notices and other communications hereunder shall be in writing and shall be deemed  given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to CWTD:

 China World Trade Corporation
                                           138 Tiyu Road East, Tianhe
                                           Guangzhou, People’s Republic of China

(b)	If to Tsang:

Chi Hung Tsang
Chairman
China World Trade Corporation
138 Tiyu Road East, Tianhe
Guangzhou, People’s Republic of China

(c)	If to CWT Excursion:

CWT International Excursion Investment Limited
Unit A, 5th Floor, Goldlion Holdings Centre
13-15 Yuen Shun Circuit, Siu Lek Yuen
Shatin, N.T.
Hong Kong

(d)	If to Rainbow Wish:

Unit A, 5th Floor, Goldlion Holdings Centre
13-15 Yuen Shun Circuit, Siu Lek Yuen
Shatin, N.T.
Hong Kong

6.6
Other. This Agreement (i) constitutes the entire agreement and supersedes all other prior  agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (ii) is not intended to confer upon any other person any rights or remedies hereunder; (iii) shall not be assigned by operation of law or otherwise; (iv) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. The headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

6.7	Currency. All dollar amounts in this Agreement are expressed in U.S. dollars.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

CHINA WORLD TRADE CORPORATION

By /s/ Chi Ming Chan
                                                                 Chi Ming Chan
                                                                 Chief Executive Officer

RAINBOW WISH LIMITED

By /s/ Chi Ming Chan
                                                                 Chi Ming Chan
     China Chance Enterprises LimitedDirector

                        CWT INTERNATIONAL EXCURSION INVESTMENT LTD.

By /s/ Man Ha
Name: Man Ha
                                                            Title:  Chief Financial Officer

                                                            CHI HUNG TSANG

/s/ Chi Hung Tsang
(In His Individual Capacity)